UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2018

Kiwa Bio-Tech Products Group Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	000-33167	77-0632186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Guasti Road, Suite 100 Ontario, CA	91761
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (626) 715-5855

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

Starting in March 2018, the Company began to use a supply chain financing model, pursuant to which the Company’s customers engage with third party financing companies to advance funding on their behalf for the purchase of Company products, without recourse to the Company. In effect, the Company’s customers are required to purchase an insurance product to cover the risk of bad weather or any other reason which they are not able to harvest crops and to realize profits which could affect the customer’s ability to pay after harvesting crops. From the Company’s standpoint, it guarantees the fulfillment of the purchase agreement with the customer. By utilizing this facility, the Company achieves collection on these sales sooner than the prior 3 to 9 months payment scheme.

On June 21, 2018, Shandong Ronghua Bio-Tech Co., Ltd. entered into a Purchase Agreement with Huinong Wanjia Hebei Agricultural Technology Service Co., Ltd, wherein the purchaser agreed to purchase 5,000 units of Kiwa Bio-Tech Products Group Corporation’s Bio-Organic fertilizer at the unit price of US$114.33 dollars (RMB 740.00), for an aggregate purchase amount of US$571,667 dollars (RMB 3,700,000) utilizing the supply chain financing model. This arrangement was supported by the Company’s guarantee that the supplier would fulfill all terms specified in the purchase agreement.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2018	Kiwa Bio-Tech Products Group Corporation

/s/ Yvonne Wang
	By:	Yvonne Wang
	Title:	Chief Executive Officer